Exhibit 99.1 News For Immediate Release

Black Stone Minerals, L.P. Reports Third Quarter Results

HOUSTON - (BUSINESS WIRE) - Black Stone Minerals, L.P. (NYSE: BSM) ("Black Stone," "BSM," or "the Partnership") today announces its financial and operating results for the third quarter of 2025.

Financial and Operational Highlights

•Mineral and royalty production for the third quarter of 2025 equaled 34.7 MBoe/d, an increase of 5% from the prior quarter; total production, including working-interest volumes, was 36.3 MBoe/d for the quarter.
•Net income for the third quarter was $91.7 million, and Adjusted EBITDA for the quarter totaled $86.3 million.
•Distributable cash flow was $76.8 million for the third quarter.
•Black Stone announced a distribution of $0.30 per unit with respect to the third quarter of 2025. This distribution amount is consistent with the prior quarter. Distribution coverage for all units was 1.21x.
•Total debt at the end of the third quarter was $95.0 million; as of October 31, 2025, total debt was $73.0 million with approximately $3.6 million of cash on hand.

Management Commentary

Leadership Succession

In addition to BSM’s third quarter earnings, the Partnership today is announcing its leadership succession plan, which will be effective January 1, 2026. At that time, Tom Carter will move into the role of Executive Chairman, and Fowler Carter and Taylor DeWalch will succeed him as co-Chief Executive Officers and be appointed to the Board of Directors of BSM’s general partner. Chris Bonner will be promoted to Senior Vice President and Chief Financial Officer.

Carin Barth, BSM’s Lead Director, remarked, “On behalf of the Board of Directors, I am excited to announce these promotions with full confidence in the continued stewardship of Black Stone and our strategy to focus on organic growth and to maintain financial discipline for the benefit of our unitholders. We are incredibly grateful to Tom for his visionary and steadfast leadership since Black Stone’s founding and look forward to his continued guidance in his role as Executive Chairman. Fowler's and Taylor’s complementary skill sets in the co-CEO role will undoubtedly provide unified leadership for BSM to maintain its strong track record as a leader in the oil and gas minerals industry. Finally, we are excited to appoint Chris to CFO, where Black Stone will continue to benefit from his leadership and commitment to excellence.”

Tom Carter added, “It is with great pleasure that we announce the appointment of Fowler and Taylor to co-CEOs and Chris to CFO in January. The future of BSM could not be brighter, and I am excited to continue our unwavering pursuit of strategic growth through acquisitions, development, and asset management. Having worked closely with Fowler, Taylor, and Chris, I am confident that their leadership of our exceptional team will provide many years of prosperity for BSM and its unitholders.”

Fowler Carter and Taylor DeWalch said, “We are honored and grateful for the opportunity to lead this great organization, following Tom’s unparalleled legacy of entrepreneurship, and we remain focused on the commercial strategy alongside the great team at BSM. Our unified priorities align with Tom’s leadership that has made BSM the premier, diversified minerals and royalty business that it is today. We appreciate Tom’s continued mentorship as Executive Chairman and the support of the Board of Directors, and we look forward to an exciting future for Black Stone.”

Director Resignation

On October 30, 2025, Will Mathis tendered his resignation from the Board, effective immediately, to focus on other commitments. Mr. Mathis’s resignation is not the result of any disagreement with the Partnership’s operations, policies, or procedures. Mr. Mathis served as a director of BSM and its predecessors for over 16 years, including as the Chair of its Nominating and Governance Committee.

Mr. Mathis thanked the Board and management, noting, “It’s been a pleasure to have been a part of BSM’s evolution over the last two decades as an investor and a director. I look forward to seeing Black Stone continue to grow under the leadership of Fowler and Taylor.”

Tom Carter added, “On behalf of the Board, I want to thank Will for his contributions during his long service as a director. He has been with us as we have transformed from a fund manager to a private partnership to a public company and has been a key voice as the Chair of the Nominating and Governance Committee.”

Will Randall has been named as Chair of the Nominating and Governance Committee, and Jerry Kyle has been appointed to fill the vacancy on that committee. The Board expects to fill the vacancy caused by Mr. Mathis’s resignation in due course.

Quarterly Financial and Operating Results

Production

Black Stone reported mineral and royalty volumes of 34.7 MBoe/d (73% natural gas) for the third quarter of 2025, compared to 33.2 MBoe/d for the second quarter of 2025 and 35.3 MBoe/d for the third quarter of 2024.

Working-interest production was 1.6 MBoe/d for the third quarter of 2025, 1.4 MBoe/d in the second quarter of 2025, and 2.1 MBoe/d for the third quarter of 2024.

Total reported production averaged 36.3 MBoe/d (96% mineral and royalty, 73% natural gas) for the third quarter of 2025, compared to 34.6 MBoe/d and 37.4 MBoe/d for the second quarter of 2025 and the third quarter of 2024, respectively.

Realized Prices, Revenues, and Net Income

The Partnership’s average realized price per Boe, excluding the effect of derivative settlements, was $30.01 for the third quarter of 2025. This is a decrease of 7% from $32.40 per Boe in the second quarter of 2025 and a 2% increase from $29.40 in the third quarter of 2024.

Black Stone reported oil and gas revenue of $100.2 million (57% oil and condensate) for the third quarter of 2025, a decrease of 2% from $102.0 million in the second quarter of 2025. Oil and gas revenue in the third quarter of 2024 was $101.0 million.

The Partnership reported a gain on commodity derivative instruments of $27.3 million for the third quarter of 2025, composed of a $6.9 million gain from realized settlements and a non-cash $20.4 million unrealized gain due to the change in value of Black Stone’s derivative positions during the quarter. Black Stone reported a gain of $52.8 million and a gain of $31.7 million on commodity derivative instruments for the second quarter of 2025 and the third quarter of 2024, respectively.

Lease bonus and other income was $5.0 million for the third quarter of 2025. Lease bonus and other income for the second quarter of 2025 and the third quarter of 2024 was $4.7 million and $2.1 million, respectively.

The Partnership reported net income of $91.7 million for the third quarter of 2025, compared to net income of $120.0 million in the preceding quarter. For the third quarter of 2024, the Partnership reported net income of $92.7 million.

Adjusted EBITDA and Distributable Cash Flow

Adjusted EBITDA for the third quarter of 2025 was $86.3 million, which compares to $84.2 million in the second quarter of 2025 and $86.4 million in the third quarter of 2024. Distributable cash flow for the third quarter of 2025 was $76.8 million. For the second quarter of 2025 and the third quarter of 2024, distributable cash flow was $74.8 million and $78.6 million, respectively.

Financial Position and Activities

As of September 30, 2025, Black Stone had $2.9 million in cash and $3.3 million in restricted cash, with $95.0 million drawn under its credit facility. At the end of October, the Partnership had approximately $3.6 million in cash, $3.3 million in restricted cash, and $73.0 million was outstanding under the credit facility.

Subsequent to quarter-end, Black Stone amended its credit facility to extend the maturity date from October 31, 2027 to October 31, 2030. Concurrent with the amendment, the borrowing base under the credit facility was reaffirmed at $580.0 million and the Partnership elected to maintain total commitments under the credit facility at $375.0 million. Black Stone is in compliance with all financial covenants associated with its credit facility.

Third Quarter 2025 Distributions

As previously announced, the Board approved a cash distribution of $0.30 for each common unit attributable to the third quarter of 2025. The quarterly distribution coverage ratio attributable to the third quarter of 2025 was approximately 1.21x. The distribution will be paid on November 13, 2025, to unitholders of record as of the close of business on November 6, 2025.

Activity Update

Development Activity
At the end of the third quarter, Aethon Energy ("Aethon") was operating one rig on our Angelina, Nacogdoches, and San Augustine acreage in the Shelby Trough. Aethon’s development program remains on track, with 3 wells spud of the total 15 wells expected to be drilled in the current program year ending in June 2026. Aethon successfully turned to sales 2 gross (0.09 net) wells during the quarter and has an inventory of 12 gross (0.78 net) wells from the previous program year that it expects to turn to sales during the remainder of 2025 and early 2026.
As previously announced, the Partnership continues to acquire bolt-on acreage in multiple contractual development programs with significant inventory at high-net interest across San Augustine, Nacogdoches, Angelina, Cherokee, Houston, and Trinity counties.
BSM's agreement with Revenant Energy covers 270,000 gross acres in which BSM currently controls approximately 122,000 undeveloped net acres. Through this agreement, Revenant is obligated to drill a minimum of 6 wells in 2026, increasing to a minimum of 25 wells per year over the next five years. The Partnership has also secured a non-operated working interest partner for the development.

Black Stone is also in the process of marketing an additional development opportunity, covering approximately 220,000 gross acres, which aims to push the Shelby Trough westward towards the Western Haynesville with a single well commitment in 2026 increasing to 12 wells annually by 2030.

In the Louisiana Haynesville, development continued under our Accelerated Drilling Agreements (“ADAs”). These agreements incentivize operators to accelerate development in our high-interest areas in exchange for a modest reduction in royalty burden, allowing us to capture near-term revenue and reduce uncertainty about where the locations sit in the operator's development plan. Recently, 2 gross (0.13 net) wells in De Soto and Sabine Parishes were turned to sales under our ADAs. This brings the total well count under the ADA program to 9.

In the Permian Basin, the Partnership continues to monitor activity including a large-scale development expected to generate meaningful liquids volumes in 2025 and beyond. A large operator has spud 34 gross (1.22 net) wells on our acreage in Culberson County, Texas. During the third quarter, 5 gross (0.18 net) wells were turned to sales. We anticipate 13 gross wells (0.47 net) to turn to sales in the fourth quarter of 2025, with the remaining 16 gross (0.57 net) wells expected in the first half of 2026.

Acquisition Activity

In the third quarter of 2025, Black Stone acquired $20.3 million of additional (primarily non-producing) mineral and royalty interests. From September 2023 through the end of October 2025, the Partnership has completed $193.2 million of mineral and royalty acquisitions, primarily in the expanding Shelby Trough area. Black Stone’s commercial strategy going forward includes the continuation of meaningful, targeted mineral and royalty acquisitions to complement the Partnership's existing positions.

Update to Hedge Position

Black Stone has commodity derivative contracts in place covering portions of its anticipated production for 2025, 2026, and 2027. The Partnership's hedge position as of October 31, 2025, is summarized in the following tables:

Oil Hedge Position
	Oil Swap	Oil Swap Price
	MBbl	$/Bbl
4Q25	555	$71.22
1Q26	615	$64.39
2Q26	615	$64.39
3Q26	615	$64.39
4Q26	615	$64.39
1Q27	120	$59.90
2Q27	120	$59.90
3Q27	120	$59.90
4Q27	120	$59.90

Natural Gas Hedge Position
	Gas Swap	Gas Swap Price
	BBtu	$/MMbtu
4Q25	11,040	$3.45
1Q26	11,700	$3.67
2Q26	11,830	$3.67
3Q26	11,960	$3.67
4Q26	11,960	$3.67
1Q27	5,400	$3.92
2Q27	5,460	$3.92
3Q27	5,520	$3.92
4Q27	5,520	$3.92

More detailed information about the Partnership's existing hedging program can be found in the Quarterly Report on Form 10-Q for the third quarter of 2025, which is expected to be filed on or around November 4, 2025.

Conference Call

Black Stone Minerals will host a conference call and webcast for investors and analysts to discuss its results for the third quarter of 2025 on Tuesday, November 4, 2025 at 9:00 a.m. Central Time. Black Stone recommends participants who do not anticipate asking questions to listen to the call via the live broadcast available at http://investor.blackstoneminerals.com. Analysts and investors who wish to ask questions should dial (800) 715-9871 for domestic participants and (646) 307-1963 for international participants, the conference ID for the call is 8003975. Call participants are advised to call in 10 minutes in advance of the call start time. A replay of the conference call will be available approximately two hours after the call through a link on BSM’s investor relations website.

About Black Stone Minerals, L.P.

Black Stone Minerals is one of the largest owners of oil and natural gas mineral interests in the United States. The Partnership owns mineral interests and royalty interests in 41 states in the continental United States. Black Stone believes its large, diversified asset base and long-lived, non-cost-bearing mineral and royalty interests provide for stable to growing production and reserves over time, allowing the majority of generated cash flow to be distributed to unitholders.

Forward-Looking Statements

This news release includes forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms, or other comparable terminology often identify forward-looking statements. Except as required by law, Black Stone Minerals undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by these cautionary statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the control of Black Stone Minerals, which may cause the Partnership’s actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:
•the Partnership’s ability to execute its business strategies;
•the volatility of realized oil and natural gas prices;
•the level of production on the Partnership’s properties;
•overall supply and demand for oil and natural gas, as well as regional supply and demand factors, delays, or interruptions of production;
•domestic and foreign trade policies, including tariffs and other controls on imports or exports of goods, including energy products;
•conservation measures and general concern about the environmental impact of the production and use of fossil fuels;
•the Partnership’s ability to replace its oil and natural gas reserves;
•general economic, business, or industry conditions including slowdowns, domestically and internationally, and volatility in the securities, capital or credit markets;
•cybersecurity incidents, including data security breaches or computer viruses;
•competition in the oil and natural gas industry;
•the availability or cost of rigs, equipment, raw materials, supplies, oilfield services or personnel; and
•the level of drilling activity by the Partnership's operators, particularly in areas such as the Haynesville where the Partnership has concentrated acreage positions.

Black Stone Minerals, L.P. Contact

Taylor DeWalch
Senior Vice President, Chief Financial Officer, and Treasurer
Telephone: (713) 445-3200
investorrelations@blackstoneminerals.com

BLACK STONE MINERALS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

REVENUE
Oil and condensate sales	$57,091	$63,999	$162,991	$209,112
Natural gas and natural gas liquids sales	43,086	37,039	147,510	115,543
Lease bonus and other income	5,006	2,143	16,645	10,480
Revenue from contracts with customers	105,183	103,181	327,146	335,135
Gain (loss) on commodity derivative instruments	27,287	31,675	24,070	14,838
TOTAL REVENUE	132,470	134,856	351,216	349,973
OPERATING (INCOME) EXPENSE
Lease operating expense	2,753	2,422	7,905	7,433
Production costs and ad valorem taxes	10,935	12,369	30,146	38,876
Exploration expense	2,151	2,562	9,010	2,579
Depreciation, depletion, and amortization	9,900	11,258	28,217	34,253
General and administrative	12,287	12,801	41,383	40,286
Accretion of asset retirement obligations	344	324	1,013	962
TOTAL OPERATING EXPENSE	38,370	41,736	117,674	124,389
INCOME FROM OPERATIONS	94,100	93,120	233,542	225,584
OTHER INCOME (EXPENSE)
Interest and investment income	62	344	182	1,476
Interest expense	(2,426)	(724)	(6,093)	(1,979)
Other income (expense)	(7)	(9)	74	(101)
TOTAL OTHER EXPENSE	(2,371)	(389)	(5,837)	(604)
NET INCOME	91,729	92,731	227,705	224,980
Distributions on Series B cumulative convertible preferred units	(7,366)	(7,366)	(22,099)	(22,099)
NET INCOME ATTRIBUTABLE TO THE GENERAL PARTNER AND COMMON UNITS	$84,363	$85,365	$205,606	$202,881
ALLOCATION OF NET INCOME:
General partner interest	$—	$—	$—	$—
Common units	84,363	85,365	205,606	202,881
	$84,363	$85,365	$205,606	$202,881
NET INCOME ATTRIBUTABLE TO LIMITED PARTNERS PER COMMON UNIT:
Per common unit (basic)	$0.40	$0.41	$0.97	$0.96
Per common unit (diluted)	$0.40	$0.41	$0.97	$0.96
WEIGHTED AVERAGE COMMON UNITS OUTSTANDING:
Weighted average common units outstanding (basic)	211,852	210,687	211,600	210,680
Weighted average common units outstanding (diluted)	211,852	210,687	211,600	210,680

The following table shows the Partnership’s production, revenues, pricing, and expenses for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

	(Unaudited) (Dollars in thousands, except for realized prices and per Boe data)
Production:
Oil and condensate (MBbls)	912	875	2,491	2,751
Natural gas (MMcf)[1]	14,556	15,369	43,119	48,190
Equivalents (MBoe)	3,338	3,437	9,678	10,783
Equivalents/day (MBoe)	36.3	37.4	35.4	39.4
Realized prices, without derivatives:
Oil and condensate ($/Bbl)	$62.60	$73.15	$65.43	$76.01
Natural gas ($/Mcf)[1]	2.96	2.41	3.42	2.40
Equivalents ($/Boe)	$30.01	$29.40	$32.08	$30.11
Revenue:
Oil and condensate sales	$57,091	$63,999	$162,991	$209,112
Natural gas and natural gas liquids sales[1]	43,086	37,039	147,510	115,543
Lease bonus and other income	5,006	2,143	16,645	10,480
Revenue from contracts with customers	105,183	103,181	327,146	335,135
Gain (loss) on commodity derivative instruments	27,287	31,675	24,070	14,838
Total revenue	$132,470	$134,856	$351,216	$349,973
Operating expenses:
Lease operating expense	$2,753	$2,422	$7,905	$7,433
Production costs and ad valorem taxes	10,935	12,369	30,146	38,876
Exploration expense	2,151	2,562	9,010	2,579
Depreciation, depletion, and amortization	9,900	11,258	28,217	34,253
General and administrative	12,287	12,801	41,383	40,286
Other expense:
Interest expense	2,426	724	6,093	1,979
Per Boe:
Lease operating expense (per working-interest Boe)	$19.42	$12.75	$20.55	$12.51
Production costs and ad valorem taxes	3.28	3.60	3.11	3.61
Depreciation, depletion, and amortization	2.97	3.28	2.92	3.18
General and administrative	3.68	3.72	4.28	3.74
1 As a mineral-and-royalty-interest owner, Black Stone Minerals is often provided insufficient and inconsistent data on natural gas liquid ("NGL") volumes by its operators. As a result, the Partnership is unable to reliably determine the total volumes of NGLs associated with the production of natural gas on its acreage. Accordingly, no NGL volumes are included in reported production; however, revenue attributable to NGLs is included in natural gas revenue and the calculation of realized prices for natural gas.

Non-GAAP Financial Measures
Adjusted EBITDA and Distributable cash flow are supplemental non-GAAP financial measures used by Black Stone's management and external users of the Partnership's financial statements such as investors, research analysts, and others, to assess the financial performance of its assets and ability to sustain distributions over the long term without regard to financing methods, capital structure, or historical cost basis.
The Partnership defines Adjusted EBITDA as net income (loss) before interest expense, income taxes, and depreciation, depletion, and amortization adjusted for impairment of oil and natural gas properties, if any, accretion of asset retirement obligations, unrealized gains and losses on commodity derivative instruments, non-cash equity-based compensation, and gains and losses on sales of assets, if any. Black Stone defines Distributable cash flow as Adjusted EBITDA plus or minus amounts for certain non-cash operating activities, cash interest expense, distributions to preferred unitholders, and restructuring charges, if any.
Adjusted EBITDA and Distributable cash flow should not be considered an alternative to, or more meaningful than, net income (loss), income (loss) from operations, cash flows from operating activities, or any other measure of financial performance presented in accordance with generally accepted accounting principles ("GAAP") in the United States as measures of the Partnership's financial performance.
Adjusted EBITDA and Distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income (loss), the most directly comparable U.S. GAAP financial measure. The Partnership's computation of Adjusted EBITDA and Distributable cash flow may differ from computations of similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

	(Unaudited) (In thousands, except per unit amounts)
Net income	$91,729	$92,731	$227,705	$224,980
Adjustments to reconcile to Adjusted EBITDA:
Depreciation, depletion, and amortization	9,900	11,258	28,217	34,253
Interest expense	2,426	724	6,093	1,979
Income tax expense (benefit)	41	39	(36)	225
Accretion of asset retirement obligations	344	324	1,013	962
Equity–based compensation	2,208	2,177	7,223	6,765
Unrealized (gain) loss on commodity derivative instruments	(20,372)	(20,811)	(17,621)	21,642
Adjusted EBITDA	86,276	86,442	252,594	290,806
Adjustments to reconcile to Distributable cash flow:
Change in deferred revenue	(1)	(1)	(3)	(3)
Cash interest expense	(2,146)	(453)	(5,263)	(1,172)
Preferred unit distributions	(7,366)	(7,366)	(22,099)	(22,099)
Distributable cash flow	$76,763	$78,622	$225,229	$267,532

Total units outstanding[1]	211,862	210,695
Distributable cash flow per unit	$0.362	$0.373
1 The distribution attributable to the three months ended September 30, 2025 is estimated using 211,862,412 common units as of October 31, 2025; the exact amount of the distribution attributable to the three months ended September 30, 2025 will be determined based on units outstanding as of the record date of November 6, 2025. Distributions attributable to the three months ended September 30, 2024 were calculated using 210,694,933 common units as of the record date of November 8, 2024.